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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 16/Amendment No. 109 to Registration Statement Nos. 333-96519/811-03927 on Form N-6 of our report dated March 31, 2010, relating to the financial statements and financial highlights comprising each of the Investment Options of MetLife of CT Fund UL for Variable Life Insurance appearing in the Prospectus Supplement, which is part of such Registration Statement, and our report dated March 24, 2010, relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007) appearing in the Statement of Additional Information, which is also part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus Supplement and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 7, 2010